Exhibit 10.12
JAMES RIVER COAL COMPANY
SEVERANCE AND RETENTION PLAN

ARTICLE ONE
INTRODUCTION

1.1  Purpose. The Board of Directors of James River Coal Company (the “Company”) has determined that it is in the best interests of the Company and its shareholders to assure that the Company will have the continued dedication of its employees, notwithstanding the possibility or occurrence of a significant restructuring or change in control of the Company. The Board of Directors (the “Board”) believes it is imperative to diminish the inevitable distraction of such employees by virtue of the personal uncertainties and risks created by such possibilities and to encourage the employees’ full attention and dedication to the Company and its affiliates. Therefore, in order to accomplish these objectives, the Board has approved and adopted this James River Coal Company Severance and Retention Plan (the “Plan”) to induce certain employees of the Company and its affiliates to remain in their current employment and to devote their time and energies to the successful performance of their employment duties by providing such persons a measure of security.

1.2  Effective Date. The Plan was approved by the Board at meetings held on March 3 and 13, 2006 and shall be effective as of March 13, 2006 (the “Effective Date”).

ARTICLE TWO
DEFINITIONS

2.1  Definitions. The following capitalized terms used in the Plan shall have the meanings assigned to them below:

“Board” means the Board of Directors of the Company.

“Cause” means the involuntary termination of a Participant by the Company for any of the following reasons: (a) as a result of an act or acts by the Participant which have been found in an applicable court of law to constitute a felony (other than traffic-related offenses); (b) as a result of one or more acts by a Participant which in the good faith judgment of the Board are believed to be in violation of law or of policies of the Company and which result in demonstrably material injury to the Company; (c) as result of an act or acts of proven dishonesty by the Participant resulting or intended to result directly or indirectly in significant gain or personal enrichment to the Participant at the expense of the Company or public shareholders of the Company; or (d) upon the willful and continued failure by the Participant to perform his duties with the Company (other than any such failure resulting from incapacity due to mental or physical illness not constituting a Disability), after a demand in writing for substantial performance is delivered by the Board, which demand specifically identifies the manner in which the Board believes that the Participant has not substantially performed his duties. For purposes of this Plan, no act or failure to act by the Participant shall be deemed to be “willful” unless done or omitted to be done by the Participant not in good faith and without reasonable belief that the Participant’s action or omission was in the best interests of the Company. “Cause” shall be determined by the Committee. Notwithstanding the foregoing, if the Participant has entered into an employment agreement with the Company or one of its affiliates that is binding as of the Date of Termination, and if such employment agreement defines “Cause,” then the definition of “Cause” in such agreement, in lieu of the definition provided above, shall apply to the Participant for purposes of the Plan.

    “CEO” means the Chief Executive Officer of the Company.

A “Change in Control” means any of the following events:

(a) The acquisition (other than from the Company) by any “Person” (as the term is used for purposes of sections 13(d) or 14(d) of the Exchange Act) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of forty percent (40%) or more of the combined voting power of the Company’s then outstanding voting securities; or

(b) The individuals who, as of the Effective Date are members of the Board (the “Incumbent Board”), cease for any reason to constitute at least two-thirds of the Board, provided, however, that if the election, or nomination for election by the Company’s shareholders, of any new director was approved by a vote of at least two-thirds of the Incumbent Board, such new director shall, for purposes of this Plan, be considered as a member of the Incumbent Board; or

(c) Consummation of a merger or consolidation involving the Company, if the shareholders of the Company, immediately before such merger or consolidation do not, as a result of such merger or consolidation, own, directly or indirectly, more than fifty percent (50%) of the combined voting power of the then outstanding voting securities of the corporation resulting from such merger or consolidation in substantially the same proportion as their ownership of the combined voting power of the voting securities of the Company outstanding immediately before such merger or consolidation; or

(d) A complete liquidation or dissolution of the Company or consummation of the sale or other disposition of all or substantially all of the assets of the Company;

provided that, in the case of (c) or (d) above, only if such event arises from the investigation of strategic alternatives by the Company announced on March 1, 2006.

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur pursuant to subsection (a) above solely because forty percent (40%) or more of the combined voting power of the Company’s then outstanding securities is acquired by (i) a trustee or other fiduciary holding securities, under one or more employee benefit plans maintained by the Company or any of its subsidiaries, or (ii) any corporation which, immediately prior to such acquisition, is owned directly or indirectly by the shareholders of the Company in the same proportion as their ownership of stock in the Company immediately prior to such acquisition.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means the committee responsible for the administration of the Plan, which shall be the Compensation Committee of the Board, or such other committee as may be designated by the Board.

“Company” means James River Coal Company, a Virginia corporation.

“Date of Termination” shall mean, for any Participant, the date specified in the notice of termination as the date upon which Participant’s employment with the Company is to cease. In the case of termination by Participant for Good Reason, the Date of Termination shall not be less than 30 days nor more than 60 days from the date the notice of termination is given.

“Disability” shall have the meaning ascribed to the term “Disabled” in Code Section 409A and the regulations promulgated thereunder. The existence of a Disability shall be determined by the Board in good faith.

“Exchange Act” means the Securities Exchange Act of 1934, as now in effect or as hereafter amended. All citations to sections of the Exchange Act or rules thereunder are to such sections or rules as they may from time to time be amended or renumbered.

“Good Reason” shall mean the occurrence (without Participant’s express written consent) of any one of the following acts by the Company, or failures by the Company to act, unless, in the case of any Company act or failure to act described below, such act or failure to act is corrected by the Company prior to the Date of Termination specified in the notice of termination given in respect thereof:

(a) a material reduction in Participant’s duties or responsibilities; provided, however, that the fact that Participant’s employment after a Change in Control shall be with a non-publicly traded subsidiary of an entity resulting from or surviving the Change in Control, if that is the case, shall not of itself be deemed a material diminution in Participant’s duties or responsibilities for purposes of this paragraph;

(b) a reduction in Participant’s base salary or target bonus;

(c) the failure by the Company to maintain a benefit program (or to provide a substitute benefit program) that is materially comparable to Participant’s overall compensation prior to the Change in Control;

(d) the relocation of Participant’s office or the Company’s headquarters from its location on the Effective Date to a location more than 35 miles away; or

(e) the Company’s material breach of any other provision of this Plan.

Participant’s right to terminate Participant’s employment for Good Reason shall not be affected by Participant’s incapacity due to physical or mental illness, except for a Disability. Participant’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason hereunder.

Any claim of Good Reason shall be communicated by Participant to the Company in writing and shall specifically identify the factual details concerning the event(s) giving rise to Participant’s claim of Good Reason. The Company shall have an opportunity to cure any claimed event of Good Reason prior to the specified Date of Termination.

“Participant” means any Retention Participant or Severance Participant. A Participant may be a Retention Participant or Severance Participant, or both.

“Plan” means this James River Coal Company Severance and Retention Plan, as it may be amended.

“Restrictive Covenants” means the restrictive covenants contained in Article Six of the Plan, including without limitation, the covenant not to disclose confidential information.

“Retention Participant” means an employee of the Company or its affiliates who has been designated by the Committee to participate in the retention portion of the Plan.

“Severance Participant” means an employee of the Company or its affiliates who has been selected by the Committee to participate in the severance portion of the Plan and is so designated in a writing, in the form of the “Acknowledgment Form” attached hereto as Exhibit A and identifying the Severance Period, executed by a duly authorized member of the Committee or the CEO, on behalf of the Company, and by such Participant for the purpose of affirming his agreement to be bound by the terms of the Plan.

ARTICLE THREE
EQUITY AWARDS

3.1 Equity Awards Upon a Change in Control. Upon the occurrence of a Change in Control, all unvested equity awards (including, without limitation, all restricted shares of common stock of the Company and all options to acquire common stock of the Company) held by employees of the Company shall immediately vest and become exercisable, as applicable.

ARTICLE FOUR
RETENTION BONUSES

4.1 Retention Bonus Upon a Change in Control. Upon the occurrence of a Change in Control, each Retention Participant shall be eligible to receive a Retention Bonus in the amount designated by the Committee. To be eligible to receive the Retention Bonus, the Participant must be employed by the Company or one of its affiliates on the date of the Change in Control. If the Participant satisfies the above requirements, the Participant’s Retention Bonus shall become 100% vested as of the date of the Change in Control and shall be payable in a lump sum within 15 days of the Change in Control.

4.2 Termination of Employment Prior to a Change in Control. If, prior to a Change in Control, a Participant’s employment is terminated by the Company or any of its affiliates for any reason or the Participant terminates employment for any reason, then no Retention Bonus shall be payable to such Participant.

ARTICLE FIVE
SEVERANCE BENEFITS

5.1 Termination by the Company Without Cause; Termination by Participant For Good Reason. If, within 12 months after a Change in Control, the Company or any of its affiliates terminates the employment of a Severance Participant other than for Cause, death or Disability or if, within 12 months after a Change in Control, a Severance Participant resigns for Good Reason, the Company shall (in lieu of any severance benefits under any Company severance program) pay or provide to such Severance Participant compensation and benefits as follows:

(a)  Severance Participant will continue to receive his base salary as then in effect through his Date of Termination.

(b)  Severance Participant shall receive, no later than 30 days after Severance Participant’s Date of Termination, a lump sum payment equal to (i) Severance Participant’s monthly base salary at the time that Severance Participant’s Date of Termination occurs, multiplied by (ii) the number of months in the Severance Period. The “Severance Period” shall be the period identified in the Acknowledgment Form signed by the Severance Participant. The lump sum payment under this paragraph (b) shall not alter the amounts Severance Participant is entitled to receive under the benefit plans described in paragraph (c) below. Benefits under such plans shall be determined as if Severance Participant had continued to receive his base salary over the applicable Severance Period rather than in a lump sum.

(c)  The group health and dental care (including any medical plan) and group term life insurance benefits coverages provided to Severance Participant at his Date of Termination shall be continued at the same level as for active employees and in the same manner as if his employment had not terminated, beginning on the Date of Termination and continuing for the Severance Period. Any additional coverages Severance Participant had at termination, including dependent coverage, will also be continued for such period on the same terms, to the extent permitted by the applicable policies or contracts. Any costs Severance Participant was paying for such additional coverages at the time of termination shall be paid by Severance Participant by separate check payable to the Company each month in advance. If the terms of the group term life insurance plan, or the laws applicable to such plan, do not permit continued participation by Severance Participant, then the Company will pay Severance Participant a lump sum amount equal to the costs of such coverage(s) for the applicable Severance Period. If the terms of the group health and dental plans referred to in this subsection do not permit continued participation by Severance Participant as required by this subsection, or if the health and dental benefits to be provided to Severance Participant and his dependents pursuant to this subsection cannot be provided in a manner such that the benefit payments will be tax-free to Severance Participant and his dependents, then the Company shall (A) pay to Severance Participant monthly during the Severance Period an amount equal to the monthly rate for COBRA coverage under the health and dental plans that is then being paid by former active employees for the level of coverage that applies to Severance Participant and his dependents, minus the amount active employees are then paying for such coverage, and (B) permit Severance Participant and his dependents to elect to participate in the health and dental plans for the Severance Period upon payment of the applicable rate for COBRA coverage during the Severance Period. The coverages provided for in this Section shall be applied against and reduce the period for which COBRA coverage will be provided.

(d) Except as expressly provided herein, all other fringe benefits provided to Severance Participant as an active employee of the Company (e.g., long-term disability, AD&D, etc.), shall cease on his Date of Termination (except to the extent Severance Participant has already qualified for benefits under any such program), provided that any conversion or extension rights applicable to such benefits shall be made available to Severance Participant at his Date of Termination or when such coverages otherwise cease.

5.2  Full Settlement; No Obligation to Mitigate. Except as provided in Section 5.3 below, the Company’s obligation to make the payments provided for in this Plan and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against Severance Participant or others. In no event shall Severance Participant be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Severance Participant under any of the provisions of this Plan and, except as explicitly provided herein, such amounts shall not be reduced whether or not Severance Participant obtains other employment.

5.3  Severance Benefits to Terminate Upon Material Breach of Restrictive Covenants. In the event that Severance Participant breaches any of the Restrictive Covenants set forth in Article Six of the Plan in a manner which results in demonstrably material injury to the Company, all payments and benefits to be paid or provided to Severance Participant by the Company shall cease, and the Company shall have no further obligation to pay or provide any such amounts or benefits. The Company’s rights under the preceding sentence shall be in addition to, and not in limitation of, any rights or remedies the Company may have against such breaching Severance Participant, whether pursuant to the provisions of Article Six below, or otherwise.

5.4  Six Month Delay for Specified Employees. To the extent (a) any payments to which a Participant becomes entitled under this Plan constitute deferred compensation subject to Section 409A of the Code and (b) the Participant is deemed at the time of such termination of employment to be a “specified” employee under Section 409A of the Code, then such payment or payments shall not be made or commence until the earliest of (i) the expiration of the six-month period measured from the date of the Participant’s “separation from service” (as such term is at the time defined in Treasury Regulations under Section 409A of the Code) with the Company (and all of its affiliates); (ii) the date the Participant becomes “disabled” (as defined in Section 409A of the Code); or (iii) the date of the Participant’s death following such “separation from service”; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to the Participant, including (without limitation) the additional twenty percent tax for which the Participant would otherwise be liable under Section 409A(a)(1)(B) of the Code in the absence of such deferral. Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this paragraph shall be paid to the Participant or the Participant’s beneficiary in one lump sum.

ARTICLE SIX
COVENANTS BY SEVERANCE PARTICIPANTS

6.1  General. Each Severance Participant and the Company understand and agree that the purpose of the provisions of this Article Six is to protect legitimate business interests of the Company, as more fully described below, and is not intended in an unreasonable manner to impair or infringe upon Severance Participant’s right to work or earn a living after termination or a Change in Control. Severance Participant hereby acknowledges that Severance Participant has received and will continue to receive good and valuable consideration for the restrictions set forth in this Article Six in the form of the compensation and benefits provided for herein as well as other consideration. Therefore, Severance Participant shall be subject to the restrictions set forth in this Article Six.

6.2  Definitions. The following capitalized terms used in this Article Six shall have the meanings assigned to them below, which definitions shall apply to both the singular and plural forms of such terms:

(a)  “Person” means any individual or any corporation, partnership, joint venture, limited liability company, association or other entity or enterprise.

(b)  “Restricted Period” means the period of time beginning on the Effective Date and ending on the later of the date that is (a) twelve months after Severance Participant’s Date of Termination or (b) the last day of the Severance Period.

6.3  The Company’s Property.

(a)  Upon the termination of Severance Participant’s employment for any reason or, if earlier, upon the Company’s request, Severance Participant shall promptly return all “Property” which had been entrusted or made available to Severance Participant by the Company or any of its affiliates.

(b)  The term “Property” means all records, files, memoranda, reports, price lists, customer lists, drawings, plans, sketches, keys, codes, computer hardware and software and other property of any kind or description prepared, used or possessed by Severance Participant during Severance Participant’s employment by the Company and, if applicable, any of its affiliates (and any duplicates of any such property) together with any and all information, ideas, concepts, discoveries, and inventions and the like conceived, made, developed or acquired at any time by Severance Participant individually or, with others during Severance Participant’s employment which relate to the business, products or services of the Company or any of its affiliates.

6.4  Trade Secrets.

(a)  Severance Participant agrees that Severance Participant will hold in a fiduciary capacity for the benefit of the Company, and any of its affiliates, and will not directly or indirectly use or disclose, any “Trade Secret” that Severance Participant may have acquired during the term of Severance Participant’s employment by the Company or any of its affiliates for so long as such information remains a Trade Secret.

(b)  The term “Trade Secret” means information, including, but not limited to, technical or nontechnical data, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product plans, or a list of actual or potential customers or suppliers that (a) derives economic value, actual or potential, from not being generally known to, and not being generally readily ascertainable by proper means by any other Person who can obtain economic value from its disclosure or use and (b) is the subject of reasonable efforts by the Company and any of its affiliates to maintain its secrecy.

(c)  This Section 6.4 and Section 6.5 are intended to provide rights to the Company which are in addition to, and not in lieu of, those rights the Company has under the common law or applicable statutes for the protection of Trade Secrets. Any provision under applicable trade secret law that provides the Company with more liberal or generous protection of its Trade Secrets shall prevail over any narrower protection afforded by this Plan.

6.5  Confidential Information.

(a)  Severance Participant, while employed by the Company or any of its affiliates and thereafter during the Restricted Period, shall hold in a fiduciary capacity for the benefit of the Company and any of its affiliates, and shall not directly or indirectly use or disclose, any “Confidential Information” that Severance Participant may have acquired (whether or not developed or compiled by Severance Participant and whether or not Severance Participant is authorized to have access to such information) during the term of, and in the course of, or as a result of Severance Participant’s employment by the Company or any of its affiliates. Notwithstanding anything to the contrary in this Plan, the foregoing durational limitation shall not apply to any Confidential Information that constitutes a “Trade Secret” and Severance Participant’s obligation to hold in confidence and not use such Trade Secret Confidential Information shall continue for as long as the information retains its status as a Trade Secret.

(b)  The term “Confidential Information” means any secret, confidential or proprietary information possessed by the Company or any of its affiliates relating to their business, including, without limitation, Trade Secrets, customer lists, details of client or consultant contracts, current and anticipated customer requirements, pricing policies, price lists, market studies, business plans, operational methods, marketing plans or strategies, legal advice and communications with the Company’s counsel, product development techniques or flaws, computer software programs (including object code and source code), data and documentation data, base technologies, systems, structures and architectures, inventions and ideas, past current and planned research and development, compilations, devices, methods, techniques, processes, financial information and data, business acquisition plans and new personal acquisition plans (not otherwise included in the definition of a Trade Secret under this Plan) that has not become generally available to the public by the act of one who has the right to disclose such information without violating any right of the Company or any of its affiliates. Confidential Information may include, but not be limited to, future business plans, licensing strategies, advertising campaigns, information regarding customers, executives and independent contractors and the terms and conditions of this Plan.

6.6  Reasonable and Continuing Obligations. Severance Participant agrees that Severance Participant’s obligations under this Article Six are obligations which will continue beyond Severance Participant’s Date of Termination and that such obligations are reasonable and necessary to protect the Company’s legitimate business interests. The Company in addition shall have the right to take such other action as the Company deems necessary or appropriate to compel compliance with the provisions of this Article Six.

6.7  Remedy for Breach. Severance Participant agrees that the remedies at law of the Company for any actual or threatened breach by Severance Participant of the covenants in this Article Six would be inadequate and that the Company shall be entitled to seek specific performance of the covenants in this Article Six, including entry of an ex-parte, temporary restraining order in state or federal court, preliminary and permanent injunctive relief against activities in violation of this Article Six, or both, or other appropriate judicial remedy, writ or order, in addition to any damages and legal expenses which the Company may be legally entitled to recover. Severance Participant acknowledges and agrees that the covenants in this Article Six shall be construed as agreements independent of any other provision of this Plan or any other agreement between the Company and Severance Participant, and that the existence of any claim or cause of action by Severance Participant against the Company, whether predicated upon this Plan or any other agreement, shall not constitute a defense to the enforcement by the Company of such covenants.

6.8  Severability of Covenants. Severance Participant acknowledges and agrees that the Restrictive Covenants are reasonable and valid in time and scope and in all other respects. The covenants set forth in this Plan shall be considered and construed as separate and independent covenants. Should any part or provision of any covenant be held invalid, void or unenforceable, such invalidity, voidness or unenforceability shall not render invalid, void or unenforceable any other part or provision of this Plan. If any portion of the foregoing provisions is found to be invalid or unenforceable because its duration, the territory, the definition of activities or the definition of information covered is considered to be invalid or unreasonable in scope, the invalid or unreasonable term shall be redefined, or a new enforceable term provided, such that the intent of the Company and Severance Participant in agreeing to the provisions of this Plan will not be impaired and the provision in question shall be enforceable to the fullest extent of the applicable laws.

6.9  Reformation. The parties hereunder agree that it is their intention that the provisions of this Article Six be enforced in accordance with their terms to the maximum extent possible under applicable law. The parties further agree that, in the event any tribunal of competent jurisdiction shall find that any provision hereof is not enforceable in accordance with its terms, the tribunal shall reform these covenants such that they shall be enforceable to the maximum extent permissible at law.

ARTICLE SEVEN
ADMINISTRATION

7.1  Plan Administration.

(a)  The Plan is administered and interpreted by the Committee. The Committee shall have complete discretion to determine eligible Participants, to determine and adjust from time to time the details of each Participant’s participation in the Plan, and to interpret the Plan. Any decision by the Committee reached in accordance with the provisions contained herein shall be final and binding on all parties.

(b)  The Committee may delegate all or any portion of the authority referenced in subsection (a) above to one or more members of the Committee. As of the Effective Date, the Committee delegates to its Chairman authority to approve changes to the Participants that are eligible to participate in the Plan, and to adjust from time to time the details of each Participant’s participation in the Plan.

ARTICLE EIGHT
NO FUNDING OBLIGATIONS

8.1  Funding. The obligations of the Company are not required to be funded under the Plan. Nothing contained in the Plan shall give a Participant any right, title or interest in any property of the Company, its subsidiaries or affiliates. The Participant’s rights to a Retention Bonus shall be that of an unsecured creditor of the Company.

ARTICLE NINE
LIMITATION ON BENEFITS

9.1  Notwithstanding anything in this Plan to the contrary, any benefits payable or to be provided to a Participant by the Company or its affiliates, whether pursuant to this Plan or otherwise, which are treated as Parachute Payments shall, but only to the extent necessary, be modified or reduced in the manner provided in Section 9.2 below so that the benefits payable or to be provided to the Participant under this Plan that are treated as Parachute Payments, as well as any payments or benefits provided outside of this Plan that are so treated, shall not cause the Company to have paid an Excess Parachute Payment. In computing such amount, the parties shall take into account all provisions of Code Section 280G, and the regulations thereunder, including making appropriate adjustments to such calculation for amounts established to be Reasonable Compensation.

9.2  If a reduction of benefits is required to avoid treatment of any payment as an Excess Parachute Payment, the Participant’s Retention Bonus under this Plan shall be reduced to an amount which, when combined with all other payments or benefits to the Participant related to the Change in Control, does not result in payment of an Excess Parachute Payment.

9.3  This Article Nine shall be interpreted so as to avoid the imposition of excise taxes on the Participant under Section 4999 of the Code and to avoid the disallowance of a deduction to the Company pursuant to Section 280G(a) of the Code with respect to amounts payable under this Plan or otherwise.

9.4  For purposes of this Article Nine, the following definitions shall apply:

(a)  “Excess Parachute Payment” shall have the same meaning as provided in Section 280G(b)(1) of the Code.

(b)  “Parachute Payment” shall have the same meaning as provided in Section 280G(b)(2) of the Code.

(c)  “Reasonable Compensation” shall have the same meaning as provided in Section 280G(b)(4) of the Code.

(d)  “Present Value” shall have the same meaning as provided in Section 280G(d)(4) of the Code.

ARTICLE TEN
MISCELLANEOUS

10.1  Rights Not Exclusive. Except as expressly provided in the Plan, a Participant's right to receive a Retention Bonus under the Plan shall be in addition to and not exclusive of his rights under any other agreement or plan of the Company or its affiliates, including without limitation, any short- or long-term bonus or other remuneration payable pursuant to any Participant’s Employment Agreement with the Company, if any.

10.2  No Contract for Employment. Nothing in the Plan shall be deemed to give any Participant the right to be retained in the service of the Company or to deny the Company any right it may have to discharge or demote any Participant at any time.

10.3  Withholding. All amounts payable by the Company hereunder shall be subject to withholding of such amounts related to taxes as the Company may be legally obligated so to do.

10.4  Notices. Notices will be considered effective upon receipt and shall be sent by hand delivery or certified mail addressed as follows:

If to the Company:

James River Coal Company
901 E. Byrd Street, Suite 1600
Richmond, Virginia 23219
Attention: Chief Executive Officer

or such other address provided to the Participant by the Company

If to a Participant, at his or her last known address.
10.5  Severability. The invalidity and unenforceability of any particular provision of the Plan shall not affect any other provision of the Plan, and the Plan shall be construed in all respects as if such invalid or unenforceable provision were omitted.

10.6  No Assignment or Alienation of Benefits by Participants. A Participant shall not have any power or right to transfer, assign, anticipate, hypothecate, mortgage, commute, modify or otherwise encumber in advance any of the benefits payable under the Plan, nor shall these benefits be subject to seizure for the payment of debt, judgment, alimony or separate maintenance owed by the Participant, or any person claiming through the Participant, or be transferable by operation of law in the event of bankruptcy, insolvency or otherwise. Any attempted assignment, anticipation, hypothecation, transfer, or other disposal of the benefits hereunder, shall be void.

10.7  Governing Law. The Plan shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia to the extent not preempted by federal law.

10.8  Successors and Assigns. The Plan shall be binding upon the Company and its successors (including any successor to the Company by reason of any dissolution, merger, consolidation, sale of assets or other reorganization of the Company) and assigns.

10.9  Amendment; Termination. Subject to the provisions of Section 10.11, the Plan may be amended or terminated at any time by the Board or the Committee; provided, however, that no such amendment or termination may be made after the date of a Change in Control without the written consent of affected Participants if such amendment or termination would negatively affect the rights of Participants who would otherwise be entitled to a Retention Bonus or severance benefits hereunder. The Plan shall automatically terminate following a Change in Control once all Retention Bonuses and severance benefits have been paid.

10.10  Headings. The headings of the Sections herein are for convenience only and shall have no significance in the interpretation of the Plan.

10.11  Compliance with Section 409A. This Plan shall be operated in accordance with the requirements of Section 409A. Any action that may be taken (and, to the extent possible, any action actually taken) by the Company shall not be taken (or shall be void and without effect), if such action violates the requirements of Section 409A and would result in an additional tax to the Participant. Any provision in this Plan document that is determined to violate the requirements of Section 409A shall be void and without effect. In addition, any provision that is required to appear in this Plan document to satisfy the requirements of Section 409A, but that is not expressly set forth, shall be deemed to be set forth herein, and the Plan shall be administered in all respects as if such provision were expressly set forth. In all cases, the provisions of this Section shall apply notwithstanding any contrary provision of the Plan that is not contained in this Section.

JAMES RIVER COAL COMPANY
By:	/s/ Joseph H. Vipperman

Name: Joseph H. Vipperman Title: Chairman, Compensation Committee

EXHIBIT A

Severance Participant Acknowledgment Form

James River Coal Company (the “Company”) and the undersigned Severance Participant (“Participant”) hereby acknowledge that Participant has been designated as a Participant in the James River Coal Company Severance and Retention Plan (the “Plan”). The Severance Period applicable to Participant is set forth below. Participant hereby acknowledges that he/she has read and understands the terms of the Plan, and agrees to be bound by the terms of the Plan.

In witness whereof, the Company and Participant have executed this Acknowledgment Form as of the date indicated below.

COMPANY

By: ______________________________
Name: ____________________________
Title: _____________________________
Date: _____________________________

PARTICIPANT

_________________________________
Name: ____________________________
Date: _____________________________

Severance Period: ___________________